UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                             Riviera Holdings Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    769627100
            --------------------------------------------------------
                                 (CUSIP Number)

                               Jeffrey A. Legault
                       Cadwalader, Wickersham & Taft LLP
                           One World Financial Center
                            New York, New York 10281
                                 (212) 504-6721
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                  May 13, 2009
            --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box |_|.

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 769627100

1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        Rivacq LLC

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                474,020
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               0
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     474,020
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          474,020

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.80%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO

--------------------------------------------------------------------------------

CUSIP NO. 769627100

1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        SOF U.S. Hotel Co-Invest Holdings, L.L.C.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               474,020
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                474,020
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          474,020

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.80%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        SOF-VII U.S. Hotel Holdings, L.L.C.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               474,020
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                474,020
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          474,020

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.80%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        I-1/I-2 U.S. Holdings, L.L.C.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               474,020
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                474,020
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          474,020

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.80%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        Starwood Global Opportunity Fund VII-A, L.P.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               474,020
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                474,020
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          474,020

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.80%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        Starwood Global Opportunity Fund VII-B, L.P.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               474,020
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                474,020
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          474,020

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.80%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        Starwood US Opportunity Fund VII-D, L.P.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               474,020
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                474,020
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          474,020

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.80%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        Starwood US Opportunity Fund VII-D-2, L.P.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               474,020
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                474,020
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          474,020

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.80%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        Starwood Capital Hospitality Fund I-1, L.P.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               474,020
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                474,020
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          474,020

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.80%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        Starwood Capital Hospitality Fund I-2, L.P.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               474,020
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                474,020
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          474,020

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.80%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        SOF-VII Management, L.L.C.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               474,020
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                474,020
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          474,020

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.80%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        SCG Hotel Management, L.L.C.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               474,020
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                474,020
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          474,020

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.80%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        Starwood Capital Group Global, LLC

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Connecticut

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                0
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               474,020
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     0
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                474,020
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          474,020

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.80%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO

--------------------------------------------------------------------------------

CUSIP NO. 769627100


1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        Barry S. Sternlicht

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)|_|
                                                              (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO

--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                             |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                65,850
                        --------------------------------------------------------
     NUMBER OF          8       SHARED VOTING POWER
     SHARES
     BENEFICIALLY               474,020
     OWNED BY           --------------------------------------------------------
     EACH               9       SOLE DISPOSITIVE POWER
     REPORTING
     PERSON                     65,850
                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                474,020
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          539,870

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          4.33%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN

--------------------------------------------------------------------------------

            This Amendment No. 2 amends and supplements the statement on
Schedule 13D (the "Statement") originally filed with the Securities and Exchange Commission on December 10, 2008 and amended by Amendment No. 1 on May 13, 2009 by Rivacq LLC, SOF U.S. Hotel Co-Invest Holdings, L.L.C., SOF VII US Hotel Holdings, L.L.C., I-1/I-2 U.S. Holdings, L.L.C., Starwood Global Opportunity Fund VII-A, L.P., Starwood Global Opportunity Fund VII-B, L.P., Starwood U.S. Opportunity Fund VII-D, L.P., Starwood U.S. Opportunity Fund VII-D-2, L.P., Starwood Capital Hospitality Fund I-1, L.P., Starwood Capital Hospitality Fund I-2, L.P., SOF-VII Management, L.L.C., SCG Hotel Management, L.L.C., Starwood Capital Group Global, LLC and Barry S. Sternlicht, (together the "Reporting Persons") with respect to the common stock, par value $0.001 per share (the "Common Stock"), of Riviera Holdings Corporation, a Nevada corporation (the "Company"). Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Statement. From and after the date hereof, all references in the Statement to the Statement or terms of similar import shall be deemed to refer to the Statement as amended and supplemented hereby.

            Neither the fact of this filing nor anything contained herein shall be deemed an admission by the Reporting Persons that they constitute a "group" as such term is used in Section 13(d)(1)(k) of the rules and regulations under the Securities Exchange Act of 1934, as amended.

ITEM 1.  SECURITY AND ISSUER

            Response unchanged.

ITEM 2.  IDENTITY AND BACKGROUND

            Response unchanged.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

            Response unchanged.

ITEM 4.  PURPOSE OF TRANSACTION

            Response unchanged.

ITEM 5.  INTEREST IN SECURITIES OF THE COMPANY

            Item 5 is hereby supplemented as follows:

(a)-(b)     As of May 14, 2009:

            Rivacq may be deemed the direct beneficial owner of 474,020 shares of Common Stock, which represent approximately 3.80% of the outstanding shares of Common Stock as of May 8, 2009. Rivacq may be deemed to have sole power to vote or direct the vote of and dispose or direct the disposition of such Common Stock.

            SOF Co-Invest, as the sole member of Rivacq, may be deemed to have beneficial ownership of 474,020 shares of Common Stock, which represent approximately 3.80% of the outstanding shares of Common Stock as of May 8, 2009. Each of SOF VII and Hotel Fund, as the sole members of SOF Co-Invest with 25% and 75% equity interests in SOF Co-Invest, respectively, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Each of the Opportunity Funds, as the sole members of SOF VII, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Each of the Hospitality Funds, as the sole members of Hotel Fund, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. SOF VII Management, as the general partner of each of the Opportunity Funds, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Hotel Management, as the general partner of each of the Hospitality Funds, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. SCGG, as the managing member of SOF VII Management and Hotel Management, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Barry S. Sternlicht, as the Chairman and CEO of SCGG and CEO of SOF VII and Hotel Fund, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. All persons referenced in this paragraph may be deemed to have shared power to vote or direct the vote of and dispose or direct the disposition of such Common Stock.

            Mr. Sternlicht also directly holds 65,850 shares of Common Stock, which represent approximately 0.53% of the outstanding shares of Common Stock as of May 8, 2009. Mr. Sternlicht may be deemed to have sole power to vote or direct the vote of and dispose or direct the disposition of such Common Stock. Such Common Stock, together with the 474,020 shares of Common Stock that Mr. Sternlicht may be deemed to own beneficially in his capacity as Chairman and CEO of SCGG and as an executive officer of certain affiliates as described in the previous paragraph, constitute approximately 4.33% of the outstanding shares of Common Stock as of May 8, 2009.

(c) On May 13, 2009, Rivacq sold 9,850 shares of Common Stock through a broker on the open market at a price of $1.8902 per share.

            On May 13, 2009, Barry S. Sternlicht sold 1,350 shares of Common Stock through a broker on the open market at a price of $1.8902 per share.

            On May 14, 2009, Rivacq sold 158,400 shares of Common Stock through a broker on the open market at a price of $1.5894 per share.

            On May 14, 2009, Barry S. Sternlicht sold 21,600 shares of Common Stock through a broker on the open market at a price of $1.5894 per share.

(d)         Not applicable.

(e) As of May 14, 2009, the Reporting Persons may no longer be deemed to be the beneficial owners of more than five percent of Common Stock.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE COMPANY.

            On May 13, 2009, Rivacq sold 9,850 shares of Common Stock through a broker on the open market at a price of $1.8902 per share.

            On May 13, 2009, Barry S. Sternlicht sold 1,350 shares of Common Stock through a broker on the open market at a price of $1.8902 per share.

            On May 14, 2009, Rivacq sold 158,400 shares of Common Stock through a broker on the open market at a price of $1.5894 per share.

            On May 14, 2009, Barry S. Sternlicht sold 21,600 shares of Common Stock through a broker on the open market at a price of $1.5894 per share.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

            Response unchanged.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   Rivacq LLC

                                   By: SOF U.S. Hotel Co-Invest Holdings, L.L.C.
                                       -----------------------------------------

                                       By: SOF-VII U.S. Hotel Holdings, L.L.C.
                                           -------------------------------------

                                           By: /s/ Barry S. Sternlicht
                                              ----------------------------------
                                           Name: Barry S. Sternlicht
                                           Title: Chief Executive Officer

                                       By: I-1/I-2 U.S. Holdings, L.L.C.
                                           -------------------------------------

                                           By: /s/ Barry S. Sternlicht
                                              ----------------------------------
                                           Name: Barry S. Sternlicht
                                           Title: Chief Executive Officer


                                   SOF U.S. Hotel Co-Invest Holdings, L.L.C.

                                   By: SOF-VII U.S. Hotel Holdings, L.L.C.
                                       -----------------------------------------

                                       By: /s/ Barry S. Sternlicht
                                           -------------------------------------
                                       Name: Barry S. Sternlicht
                                       Title: Chief Executive Officer

                                   By: I-1/I-2 U.S. Holdings, L.L.C.
                                       -----------------------------------------

                                       By: /s/ Barry S. Sternlicht
                                           -------------------------------------
                                       Name: Barry S. Sternlicht
                                             Title: Chief Executive Officer


                                   SOF-VII U.S. Hotel Holdings, L.L.C.

                                   By: /s/ Barry S. Sternlicht
                                       -----------------------------------------
                                   Name: Barry S. Sternlicht
                                   Title: Chief Executive Officer


                                   I-1/I-2 U.S. Holdings, L.L.C.

                                   By: /s/ Barry S. Sternlicht
                                       -----------------------------------------
                                   Name: Barry S. Sternlicht
                                   Title: Chief Executive Officer

                                   Starwood Global Opportunity Fund VII-A, L.P.

                                   By: SOF-VII Management, L.L.C.
                                       -----------------------------------------
                                       Its General Partner

                                       By: Starwood Capital Group Global, L.L.C.
                                           -------------------------------------
                                           Its General Manager

                                           By: /s/ Barry S. Sternlicht
                                               ---------------------------------
                                           Name: Barry S. Sternlicht
                                           Title: Chief Executive Officer


                                   Starwood Global Opportunity Fund VII-B, L.P.

                                   By: SOF-VII Management, L.L.C.
                                       -----------------------------------------
                                       Its General Partner

                                       By: Starwood Capital Group Global, L.L.C.
                                           -------------------------------------
                                           Its General Manager

                                           By: /s/ Barry S. Sternlicht
                                               ---------------------------------
                                               Name: Barry S. Sternlicht
                                               Title: Chief Executive Officer


                                   Starwood U.S. Opportunity Fund VII-D, L.P.

                                   By: SOF-VII Management, L.L.C.
                                       -----------------------------------------
                                       Its General Partner

                                       By: Starwood Capital Group Global, L.L.C.
                                           -------------------------------------
                                           Its General Manager

                                           By: /s/ Barry S. Sternlicht
                                               ---------------------------------
                                               Name: Barry S. Sternlicht
                                               Title: Chief Executive Officer

                                   Starwood U.S. Opportunity Fund VII-D-2, L.P.

                                   By: SOF-VII Management, L.L.C.
                                       -----------------------------------------
                                       Its General Partner

                                       By: Starwood Capital Group Global, L.L.C.
                                           -------------------------------------
                                           Its General Manager

                                           By: /s/ Barry S. Sternlicht
                                               ---------------------------------
                                               Name: Barry S. Sternlicht
                                               Title: Chief Executive Officer


                                   Starwood Capital Hospitality Fund I-1, L.P.

                                   By: SCG Hotel Management, L.L.C.
                                       -----------------------------------------
                                       Its General Partner

                                       By: Starwood Capital Group Global, L.L.C.
                                           -------------------------------------
                                           Its General Manager

                                           By: /s/ Barry S. Sternlicht
                                               ---------------------------------
                                               Name: Barry S. Sternlicht
                                               Title: Chief Executive Officer


                                   Starwood Capital Hospitality Fund I-2, L.P.

                                   By: SCG Hotel Management, L.L.C.
                                       -----------------------------------------
                                       Its General Partner

                                       By: Starwood Capital Group Global, L.L.C.
                                           -------------------------------------
                                               Its General Manager

                                               By: /s/ Barry S. Sternlicht
                                                   -----------------------------
                                               Name: Barry S. Sternlicht
                                               Title: Chief Executive Officer

                                   SOF-VII Management, L.L.C.

                                   By: Starwood Capital Group Global, L.L.C.
                                       -----------------------------------------
                                       Its General Manager

                                       By: /s/ Barry S. Sternlicht
                                           -------------------------------------
                                           Name: Barry S. Sternlicht
                                           Title: Chief Executive Officer


                                   SCG Hotel Management, L.L.C.

                                   By: Starwood Capital Group Global, L.L.C.
                                       -----------------------------------------
                                       Its General Manager

                                       By: /s/ Barry S. Sternlicht
                                           -------------------------------------
                                           Name: Barry S. Sternlicht
                                           Title: Chief Executive Officer


                                   Starwood Capital Group Global, LLC

                                       By: /s/ Barry S. Sternlicht
                                           -------------------------------------
                                       Name: Barry S. Sternlicht
                                       Title: Chief Executive Officer


                                   Barry S. Sternlicht

                                   /s/ Barry S. Sternlicht
                                   ---------------------------------------------


Dated: May 15, 2009